UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2007

Power3 Medical Products, Inc.
(Exact name of registrant as specified in its charter)

New York	000-24921	65-0565144
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3400 Research Forest Drive, Suite B2-3
The Woodlands, Texas  77381
(Address of principal executive offices and zip code)

(281) 466-1600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

In 2007, a lawsuit was filed by Crestview Capital Master, LLC (“Crestview” or “Plaintiff”), Index No. 601862/07, in the Supreme Court of the State of New York, County of New York, seeking specific performance and money damages against Power 3 Medical Products, Inc. (“Power3”, or the “Company”) The lawsuit arose from a dispute concerning the number of shares to be issued to Crestview by Power3 in connection with (i) a $150,000 principal amount convertible debenture and common stock purchase warrant issued to Crestview on October 28, 2004 and (ii) a $150,000 principal amount convertible debenture and common stock purchase warrant issued to Crestview on January 26, 2005 (collectively, the “Transaction Documents”).

On July 31, 2007, Power3 entered into a Settlement Agreement and Release (the “Settlement Agreement”), with the Plaintiff. The terms of the Settlement Agreement require Power3 to issue an aggregate of 3,793,301 shares (the “Shares”) of the Company’s common stock in full satisfaction of the Transaction Documents. Upon the filing by Power3 of a Stipulation of Discontinuance letter signed by Crestview, the lawsuit shall be dismissed, it its entirety and with prejudice, and as a result of the Settlement Agreement, each of the parties is released by the other from all known and unknown claims.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

Exhibit Number	Description

Exhibit 10.1	Settlement Agreement and Release between Power3 Medical Products, Inc. and Crestview Capital Master, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Power3 Medical Products, Inc.

By:	/s/Steven B. Rash
Steven B. Rash
Chairman and CEO

Date: August 10, 2007